Exhibit 99.1

BitNile Holdings, through Its Subsidiary Ault Alliance, Acquires a Portfolio of Four Marriott and Hilton Hotels for $69 Million

Las Vegas, NV, December 23, 2021 – BitNile Holdings, Inc (NYSE American: NILE), a diversified holding company (“BitNile” or the “Company”), announced today that its subsidiary, Ault Alliance, Inc. (“Ault Alliance”) has, through its subsidiary Ault Global Real Estate Equities, Inc. (“AGREE”), acquired three hotels located in Middleton, WI, a suburb of Madison, and one hotel in Rockford, IL. Consisting of an aggregate of 526 rooms, the acquisition includes two Marriott hotels (a Courtyard by Marriott and a Residence Inn by Marriott) and two Hilton Garden Inn hotels (collectively, the “Hotels”).

Ault Alliance formed AGREE earlier in 2021 to invest in commercial real estate, including hospitality and multi-family housing properties, with a concentration in the middle-market segment. Christopher Wu is the President of Ault Alliance and the Chief Executive Officer of AGREE.

This acquisition constitutes AGREE’s first commercial real estate investment, consisting of a 136-room Courtyard by Marriott, a 133-room Hilton Garden Inn and a 122-room Residence Inn by Marriott in Middleton, WI, as well as a 135-room Hilton Garden Inn in Rockford, IL. The Company paid $69 million for the Hotels, with $23.9 million paid by the Company at closing in cash; the balance of the purchase price was financed through construction loan agreements. Over the next 18 months, AGREE plans to renovate the Hotels through a $13.7 million property improvement plan. The Hotels will be managed by GF Hotels & Resorts, a leading hotel management company with a national footprint.

AGREE has partnered with Joshua Caspi of Caspi Development, a real estate developer based in New York with expertise investing in hospitality, office, and multi-family experience developments. The Company has previously co-invested with Caspi Development in the Hotel Barrière Le Fouquet’s New York at 456 Greenwich Street, New York, NY.

Mr. Wu stated, “We are extremely pleased to acquire this premium-branded and stabilized portfolio of assets in an attractive and growing region of the country, set in a state capital and anchored by a major state university, as our first acquisition through AGREE. We believe these assets will provide AGREE and thereby the Company with attractive yields and potentially serve as a model for other commercial real estate transactions. We are also excited to partner with Joshua Caspi, a real estate developer and investor who brings considerable expertise, to help us manage and grow our real estate portfolio.”

The Company’s Founder and Executive Chairman, Milton “Todd” Ault, III added, “Bringing a team together like this has been my vision for 20 years and I am enthused and proud to say we have made this a reality today. We have a team of professionals to execute and bring these four hotels to their peak performance. We look forward to growing our hotel portfolio.”

The Company previously announced a plan to split into two public companies by distributing the equity of Ault Alliance to its stockholders. Following the spin-off of Ault Alliance, the Company, through its BitNile, Inc. subsidiary, will be a pure-play provider of Bitcoin mining and data center operations, pursuing DeFi-related initiatives. Ault Alliance will maintain its focus on the Company’s legacy businesses and more recently initiated operations, including lending and investing in the real estate and distressed asset spaces as well as, among others, defense, and power solutions, including electric vehicle charging products.

For more information on BitNile Holdings and its subsidiaries, the Company recommends that stockholders, investors, and any other interested parties read the Company’s public filings and press releases available under the Investor Relations section at www.BitNile.com or available at www.sec.gov.

About BitNile Holdings, Inc.

BitNile Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, the Company owns and operates a data center at which it mines Bitcoin and provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, automotive, telecommunications, medical/biopharma, and textiles. In addition, the Company extends credit to select entrepreneurial businesses through a licensed lending subsidiary. BitNile Holdings’ headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.BitNile.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.BitNile.com.

Contacts:

IR@BitNile.com or 1-888-753-2235